                                    THE LODGE
                              8405 E HAMPDEN AVENUE
                                DENVER, COLORADO

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

[LETTERHEAD OF AMERICAN APPRAISAL ASSOCIATES(R)]

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: THE LODGE
8405 E HAMPDEN AVENUE
DENVER, DENVER COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 376 units with a total of 233,400 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 12.979 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 70% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE LODGE, DENVER, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                              ($17,200,000)

                         Respectfully submitted,
                         AMERICAN APPRAISAL ASSOCIATES, INC.

                         - s - Douglas Needham
                         ---------------------
June 28, 2003            Douglas Needham, MAI
#053272                  Managing Principal, Real Estate Group
                         Colorado State Certified General Real Estate Appraiser
                          #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE LODGE, DENVER, COLORADO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary                                                                                          4
Introduction                                                                                               9
Area Analysis                                                                                             11
Market Analysis                                                                                           14
Site Analysis                                                                                             16
Improvement Analysis                                                                                      16
Highest and Best Use                                                                                      17

                                    VALUATION

Valuation Procedure                                                                                       18
Sales Comparison Approach                                                                                 20
Income Capitalization Approach                                                                            26
Reconciliation and Conclusion                                                                             38

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications
            General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE LODGE, DENVER, COLORADO

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    The Lodge
LOCATION:                         8405 E Hampden Avenue
                                  Denver, Colorado

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple Estate

DATE OF VALUE:                    May 12, 2003
DATE OF REPORT:                   June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                           12.979 acres, or 565,365 square feet
  Assessor Parcel No.:            06334-00-040-000
  Floodplain:                     Community Panel No. 0800460025E (September 7,
                                  1998)
                                  Flood Zone X, an area outside the floodplain.
Zoning:                           R-2-A (Multi-family Residential)

BUILDING:
  No. of Units:                   376
  Units Total NRA:                233,400 Square Feet
  Average Unit Size:              621 Square Feet
  Apartment Density:              29.0 units per acre
  Year Built:                     1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                            Market Rent
              Square    ------------------     Monthly       Annual
Unit Type      Feet     Per Unit    Per SF     Income        Income
---------------------------------------------------------------------
Studio         425        $499      $1.17     $ 39,920     $  479,040
1Bd/1Ba        625        $580      $0.93     $129,920     $1,559,040
2Bd/2Ba        825        $765      $0.93     $ 55,080     $  660,960
                                    Total     $224,920     $2,699,040

OCCUPANCY:                                     70%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 18 Years
REMAINING ECONOMIC LIFE:                       27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE LODGE, DENVER, COLORADO

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                                     [PICTURE]

EXTERIOR - APARTMENT BUILDING          EXTERIOR - LANDSCAPE & APARTMENT BUILDING

                                    AREA MAP

[MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE LODGE, DENVER, COLORADO

                                NEIGHBORHOOD MAP

[MAP]

HIGHEST AND BEST USE:

As Vacant:                     Hold for future multi-family development
As Improved:                   Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE LODGE, DENVER, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                             Amount            $/Unit
                                                             ------            ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $2,699,040          $7,178
Effective Gross Income                                     $2,670,315          $7,102
Operating Expenses                                         $898,676            $2,390            33.7% of EGI
Net Operating Income:                                      $1,696,439          $4,512

Capitalization Rate                                        9.50%
DIRECT CAPITALIZATION VALUE                                $17,300,000 *       $46,011 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      14%
Stabilized Vacancy & Collection Loss:                      12%
Lease-up / Stabilization Period                            15 months
Terminal Capitalization Rate                               10.00%
Discount Rate                                              12.00%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $16,800,000 *       $44,681 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $17,200,000         $45,745 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $43,357 to $87,162
  Range of Sales $/Unit (Adjusted)                         $46,182 to $48,913
  VALUE INDICATION - PRICE PER UNIT                        $17,100,000 *       $45,479 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       5.41 to 8.78
  Selected EGIM for Subject                                6.75
  Subject's Projected EGI                                  $2,670,315
  EGIM ANALYSIS CONCLUSION                                 $17,500,000 *       $46,543 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $17,500,000 *       $46,543 / UNIT

RECONCILED SALES COMPARISON VALUE                          $17,300,000         $46,011 / UNIT

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE LODGE, DENVER, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                           $17,100,000
  NOI Per Unit                                             $17,500,000
  EGIM Multiplier                                          $17,500,000
  INDICATED VALUE BY SALES COMPARISON                      $17,300,000         $46,011 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                            $17,300,000
  Discounted Cash Flow Method:                             $16,800,000
INDICATED VALUE BY THE INCOME APPROACH                     $17,200,000         $45,745 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $17,200,000         $45,745 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE LODGE, DENVER, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 8405 E Hampden Avenue, Denver, Denver County, Colorado. Denver identifies it as 06334-00-040-000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 12, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE LODGE, DENVER, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:                      6 to 12 months
EXPOSURE PERIOD:                       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Apartment Lodge 17 A LLC. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE LODGE, DENVER, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Denver, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - South Havana Street
West   - Interstate 25
South  - Interstate 225
North  - East Evans Avenue

MAJOR EMPLOYERS

The property is located in the Denver Metropolitan area, within which there are many large employers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE LODGE, DENVER, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                         AREA
                                  --------------------------------------------------
       CATEGORY                   1-MI. RADIUS       3-MI. RADIUS       5-MI. RADIUS           MSA
-------------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                     18,235            107,956            325,918          2,198,122
5-Year Population                      18,940            115,716            348,281          2,428,641
% Change CY-5Y                            3.9%               7.2%               6.9%              10.5%
Annual Change CY-5Y                       0.8%               1.4%               1.4%               2.1%

HOUSEHOLDS
Current Households                      9,160             52,326            148,894            858,219
5-Year Projected Households             9,488             55,609            158,491            942,278
% Change CY - 5Y                          3.6%               6.3%               6.4%               9.8%
Annual Change CY-5Y                       0.7%               1.3%               1.3%               2.0%

INCOME TRENDS
Median Household Income            $   46,463         $   51,320         $   52,087         $   60,438
Per Capita Income                  $   32,023         $   34,072         $   33,450         $   27,463
Average Household Income           $   63,239         $   70,819         $   73,241         $   70,339

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                  --------------------------------------------------
       CATEGORY                   1-MI. RADIUS       3-MI. RADIUS       5-MI. RADIUS           MSA
-------------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              34.34%              41.12%              38.38%          30.19%
5-Year Projected % Renting           34.88%              40.24%              37.40%          28.87%

% of Households Owning               55.67%              50.31%              53.60%          61.93%
5-Year Projected % Owning            55.63%              51.51%              54.93%          63.83%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE LODGE, DENVER, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Single-family housing
South  - Cemetery and church
East   - Apartments
West   - Church

CONCLUSIONS

The subject is well located within the city of Denver. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE LODGE, DENVER, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Denver in Denver County. The overall pace of development in the subject's market is more or less stable. There has been no known new construction in the subject's neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

         Period                    Region      Submarket
--------------------------------------------------------
1Q2002-1Q2003 (Annualized)           8.6%        7.1%
1Q2000-1Q2003 (Annualized)           6.1%        5.1%
          4Q2002                     8.6%        8.8%
          1Q2003                    11.5%        9.6%

Source: Reis: SubTrend Futures: Denver, Apartment: Denver-Far Southeast - 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period       Region     % Change     Submarket   % Change
---------------------------------------------------------
  2001        $682           --        $807           --
  2002        $671        -1.6%        $775        -4.0%
1Q2003        $663        -1.2%        $764        -1.4%

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.          Property Name             Units   Ocpy.   Year Built  Proximity to subject
  R-1        The Willows at Tamarac    214     86%     1972        1/2 mile east of subject
  R-2        The Glen                  300     90%     1975        3/4 mile east of subject
  R-3        Tamarac Village           564     81%     1977        1/4 mile west of subject
  R-4        Stone Creek               450     80%     1974        3/4 mile east of subject
  R-5        The Prescott              125     89%     1974        Across the street from subject
Subject      The Lodge                 376     70%     1974

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE LODGE, DENVER, COLORADO

The newer properties in the subject's submarket, built since 1994, have outperformed the rest of the market in recent months, with an average vacancy of 8.5%. The subject's age range has an average vacancy of 10.1%.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE LODGE, DENVER, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                     12.979 acres, or 565,365 square feet
Shape                         Irregular
Topography                    Level
Utilities                     All necessary utilities are available to the site.
Soil Conditions               Stable
Easements Affecting Site      None other than typical utility easements
Overall Site Appeal           Good
Flood Zone:
  Community Panel             0800460025E, dated September 7, 1998
  Flood Zone                  Zone X
Zoning                        R-2-A, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                            ASSESSED VALUE - 2002                   TAX RATE /        PROPERTY
                                --------------------------------------------
 PARCEL NUMBER                  LAND             BUILDING           TOTAL           MILL RATE          TAXES
--------------------------------------------------------------------------------------------------------------
06334-00-040-000              $310,400          $1,179,320        $1,489,720        $0.05985          $89,167

IMPROVEMENT ANALYSIS

Year Built                    1974
Number of Units               376
Net Rentable Area             233,400 Square Feet
Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Wood or vinyl siding
  Roof                        Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, gym room, laundry room,
                              and parking area.
Unit Amenities                Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE LODGE, DENVER, COLORADO

Unit Mix:

                                                Unit Area
Unit Type             Number of Units           (Sq. Ft.)
---------------------------------------------------------
Studio                       80                    425
1Bd/1Ba                     224                    625
2Bd/2Ba                      72                    825

Overall Condition                          Good
Effective Age                              18 years
Economic Life                              45 years
Remaining Economic Life                    27 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 376-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE LODGE, DENVER, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE LODGE, DENVER, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE LODGE, DENVER, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE LODGE, DENVER, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                  COMPARABLE
            DESCRIPTION                      SUBJECT                          I - 1                       I - 2
-------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Lodge                     The Colonnade                  Sierra Vista
Location:
  Address                         8405 E Hampden Avenue         15301 E Ford Circle            8851 E Florida Avenue
  City, State                     Denver, Colorado              Aurora, Colorado               Aurora, Colorado
  County                          Denver County                 Arapahoe County                Arapahoe County
Physical Characteristics:
  Net Rentable Area (SF)          233,400                       115,968                        133,860
  Year Built                      1974                          1984                           1976
  Number of Units                 376                           138                            209
  Unit Mix:                        Type        Total             Type      Total                Type         Total
                                  Studio         80             1Bd/1Ba      72                1Bd/1Ba        152
                                  1Bd/1Ba       224             2Bd/2Ba      66                2Bd/2Ba         57
                                  2Bd/2Ba       72

  Average Unit Size (SF)          621                           840                            640
  Land Area (Acre)                12.9790                       5.2700                         5.9700
  Density (Units/Acre)            29.0                          26.2                           35.0
  Parking Ratio (Spaces/Unit)     1.36                          1.72                           1.05
  Parking Type (Gr., Cov., etc.)  Open Covered, open            Open                           Open
CONDITION:                        0                             Good                           Average
APPEAL:                           0                             Good                           Average
Amenities:
  Pool/Spa                        Yes/Yes                       Yes/Yes                        Yes/No
  Gym Room                        Yes                           Yes                            No
  Laundry Room                    Yes                           Yes                            Yes
  Secured Parking                 No                            No                             No
  Sport Courts                    No                            Yes                            No

OCCUPANCY:                        70%                           94%                            95%
Transaction Data:

  Sale Date                                                     August, 2002                   March, 2003
  Sale Price ($)                                                $9,000,000                     $9,400,000
  Grantor                                                       WXI/SPN Real Estate            Sundance Housing Assoc.

  Grantee                                                       Kinnickinnic Realty            Coolidge Sierra
  Sale Documentation                                            2155658                        3018857
  Verification                                                  Seller's Broker                Buyer's Broker
  Telephone Number                                              720-528-6300                   720-528-6300

Estimated Pro-Forma:                                             Total $     $/Unit    $/SF    Total $    $/Unit   $/SF
  Potential Gross Income                                        $1,257,528   $9,113   $10.84  $1,741,656  $8,333  $13.01
  Vacancy/Credit Loss                                           $   75,452   $  547   $ 0.65  $   87,083  $  417  $ 0.65
  Effective Gross Income                                        $1,182,076   $8,566   $10.19  $1,654,573  $7,917  $12.36
  Operating Expenses                                            $  481,471   $3,489   $ 4.15  $  724,283  $3,465  $ 5.41
  Net Operating Income                                          $  700,605   $5,077   $ 6.04  $  930,290  $4,451  $ 6.95

Notes:

  Price Per Unit                                                              $65,217                     $44,976
  Price Per Square Foot                                                       $ 77.61                     $ 70.22
  Expense Ratio                                                                  40.7%                       43.8%
  EGIM                                                                           7.61                        5.68
  Overall Cap Rate                                                               7.78%                       9.90%

Cap Rate based on Pro Forma or Actual                                     PRO FORMA                     PRO FORMA
Income?

                                         COMPARABLE                    COMPARABLE                       COMPARABLE
            DESCRIPTION                    I - 3                         I - 4                            I - 5
-------------------------------------------------------------------------------------------------------------------------
  Property Name                   Knollwood                  Windsor Court                    Cascade Village
Location:
  Address                         15196 E Louisiana Drive    1570 Joliet                      6880 W 91st Street
  City, State                     Aurora, Colorado           Aurora, Colorado                 Westminster, Colorado
  County                          Arapahoe County            Arapahoe County                  Jefferson County
Physical Characteristics:
  Net Rentable Area (SF)          96,296                     102,408                          340,548
  Year Built                      1982                       1973                             1987
  Number of Units                 110                        143                              444
  Unit Mix:                        Type        Total          Type             Total            Type          Total
                                  1Bd/1Ba       38           1Bd/1Ba             72           1Bd/1Ba          222
                                  2Bd/2Ba       72           2Bd/2Ba             71           2Bd/2Ba          222

  Average Unit Size (SF)          875                        716                              767
  Land Area (Acre)                5.6900                     3.9200                           16.9200
  Density (Units/Acre)            19.3                       36.5                             26.2
  Parking Ratio (Spaces/Unit)     2.82                       1.50                             2.04
  Parking Type (Gr., Cov., etc.)  Open covered, open         Open                             Open covered, open
CONDITION:                        Good                       Average                          Good
APPEAL:                           Good                       Average                          Good
Amenities:
  Pool/Spa                        Yes/Yes                    Yes/No                           Yes/Yes
  Gym Room                        Yes                        No                               Yes
  Laundry Room                    Yes                        Yes                              Yes
  Secured Parking                 Yes                        Yes                              No
  Sport Courts                    No                         No                               Yes

OCCUPANCY:                        95%                        95%                              90%
Transaction Data:
  Sale Date                       May, 2002                  January, 2003                    December, 2002
  Sale Price ($)                  $6,350,000                 $6,200,000                       $38,700,000
  Grantor                         Scott Properties           Windsor Court Housing            LBK 3
                                                             Associates

  Grantee                         F. Malcolm & Kathryn Wall  Coolidge Windsor                 Henderson Global Investors
  Sale Documentation              2080847                    1085774                          N/A
  Verification                    Broker                     Buyer's Broker                   Seller's Broker
  Telephone Number                303-320-1300               720-528-6300                     303-730-1675

Estimated Pro-Forma:              Total $   $/Unit  $/SF      Total $   $/Unit    $/SF        Total $    $/Unit    $/SF
  Potential Gross Income          $936,000  $8,509 $9.72    $1,205,899  $8,433  $11.78       $4,898,856  $11,033  $14.39
  Vacancy/Credit Loss             $ 46,800  $  425 $0.49    $   60,295  $  422  $ 0.59       $  489,886  $ 1,103  $ 1.44
  Effective Gross Income          $889,200  $8,084 $9.23    $1,145,604  $8,011  $11.19       $4,408,970  $ 9,930  $12.95
  Operating Expenses              $355,680  $3,233 $3.69    $  525,454  $3,675  $ 5.13       $1,198,800  $ 2,700  $ 3.52
  Net Operating Income            $533,520  $4,850 $5.54    $  620,150  $4,337  $ 6.06       $3,210,170  $ 7,230  $ 9.43

Notes:

  Price Per Unit                            $ 57,727                    $ 43,357                        $87,162
  Price Per Square Foot                     $  65.94                    $  60.54                        $113.64
  Expense Ratio                                 40.0%                       45.9%                          27.2%
  EGIM                                          7.14                        5.41                           8.78
  Overall Cap Rate                              8.40%                      10.00%                          8.30%

Cap Rate based on Pro Forma or Actual      PRO FORMA                    PRO FORMA                        ACTUAL
Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE LODGE, DENVER, COLORADO

                               IMPROVED SALES MAP

[MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $43,357 to $87,162 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $46,182 to $48,913 per unit with a mean or average adjusted price of $47,590 per unit. The median adjusted price is $47,692 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $17,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE LODGE, DENVER, COLORADO

SALES ADJUSTMENT GRID

                                                                         COMPARABLE                  COMPARABLE
           DESCRIPTION                         SUBJECT                     I - 1                       I - 2
------------------------------------------------------------------------------------------------------------------------
  Property Name                        The Lodge                 The Colonnade              Sierra Vista
  Address                              8405 E Hampden Avenue     15301 E Ford Circle        8851 E Florida Avenue
  City                                 Denver, Colorado          Aurora, Colorado           Aurora, Colorado
  Sale Date                                                      August, 2002               March, 2003
  Sale Price ($)                                                 $9,000,000                 $9,400,000
  Net Rentable Area (SF)               233,400                   115,968                    133,860
  Number of Units                      376                       138                        209
  Price Per Unit                                                 $65,217                    $44,976
  Year Built                           1974                      1984                       1976
  Land Area (Acre)                     12.9790                   5.2700                     5.9700
VALUE ADJUSTMENTS                           DESCRIPTION          DESCRIPTION         ADJ.   DESCRIPTION         ADJ.
  Property Rights Conveyed             Fee Simple Estate         Fee Simple Estate   0%     Fee Simple Estate   0%
  Financing                                                      Cash To Seller      0%     Cash To Seller      0%
  Conditions of Sale                                             Arm's Length        0%     Arm's Length        0%
  Date of Sale (Time)                                            08-2002             0%     03-2003             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $65,217                    $44,976
Location                                                         Comparable           0%    Comparable           0%
  Number of Units                      376                       138                -10%    209                 -5%
  Quality / Appeal                     Good                      Superior            -5%    Inferior            10%
  Age / Condition                      1974                      1984 / Good        -10%    1976 / Average       0%
  Occupancy at Sale                    70%                       94%                  0%    95%                  0%
  Amenities                            Good                      Comparable           0%    Comparable           0%
  Average Unit Size (SF)               621                       840                  0%    640                  0%
PHYSICAL ADJUSTMENT                                                                 -25%                         5%
FINAL ADJUSTED VALUE ($/UNIT)                                            $48,913                    $47,225


                                                 COMPARABLE                   COMPARABLE                  COMPARABLE
           DESCRIPTION                             I - 3                        I - 4                       I - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name                        Knollwood                      Windsor Court               Cascade Village
  Address                              15196 E Louisiana Drive        1570 Joliet                 6880 W 91st Street
  City                                 Aurora, Colorado               Aurora, Colorado            Westminster, Colorado
  Sale Date                            May, 2002                      January, 2003               December, 2002
  Sale Price ($)                       $6,350,000                     $6,200,000                  $38,700,000
  Net Rentable Area (SF)               96,296                         102,408                     340,548
  Number of Units                      110                            143                         444
  Price Per Unit                       $57,727                        $43,357                     $87,162
  Year Built                           1982                           1973                        1987
  Land Area (Acre)                     5.6900                         3.9200                      16.9200
VALUE ADJUSTMENTS                      DESCRIPTION            ADJ.    DESCRIPTION          ADJ.   DESCRIPTION          ADJ.
  Property Rights Conveyed             Fee Simple Estate      0%      Fee Simple Estate    0%     Fee Simple Estate    0%
  Financing                            Cash To Seller         0%      Cash To Seller       0%     Cash To Seller       0%
  Conditions of Sale                   Arm's Length           0%      Arm's Length         0%     Arm's Length         0%
  Date of Sale (Time)                  05-2002                0%      01-2003              0%     12-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $57,727                        $43,357                     $87,162
Location                               Comparable              0%     Inferior             5%     Superior          -15%
  Number of Units                      110                   -10%     143                -10%     444                 0%
  Quality / Appeal                     Comparable              0%     Inferior            10%     Superior          -20%
  Age / Condition                      1982 / Good           -10%     1973 / Average       0%     1987 / Good       -10%
  Occupancy at Sale                    95%                     0%     95%                  0%     90%                 0%
  Amenities                            Comparable              0%     Inferior             5%     Comparable          0%
  Average Unit Size (SF)               875                     0%     716                  0%     767                 0%
PHYSICAL ADJUSTMENT                                          -20%                         10%                       -45%
FINAL ADJUSTED VALUE ($/UNIT)                 $46,182                        $47,692                     $47,939

SUMMARY

VALUE RANGE (PER UNIT)       $46,182   TO    $48,913
MEAN (PER UNIT)              $47,590
MEDIAN (PER UNIT)            $47,692
VALUE CONCLUSION (PER UNIT)  $47,000

VALUE OF IMPROVEMENT & MAIN SITE                    $17,672,000
  LESS: LEASE-UP COST                              -$   305,000
  PV OF CONCESSIONS                                -$   246,000
VALUE INDICATED BY SALES COMPARISON APPROACH        $17,121,000
ROUNDED                                             $17,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE LODGE, DENVER, COLORADO

                             NOI PER UNIT COMPARISON

                             SALE PRICE                    NOI/        SUBJECT NOI
COMPARABLE       NO. OF      ----------                  ---------    --------------   ADJUSTMENT    INDICATED
    NO.          UNITS       PRICE/UNIT    OAR           NOI/UNIT     SUBJ. NOI/UNIT     FACTOR      VALUE/UNIT
---------------------------------------------------------------------------------------------------------------
  I-1             138        $9,000,000    7.78%        $  700,605      $1,696,439       0.889        $57,959
                             $   65,217                 $    5,077      $    4,512
  I-2             209        $9,400,000    9.90%        $  930,290      $1,696,439       1.014        $45,589
                             $   44,976                 $    4,451      $    4,512
  I-3             110        $6,350,000    8.40%        $  533,520      $1,696,439       0.930        $53,700
                             $   57,727                 $    4,850      $    4,512
  I-4             143        $6,200,000   10.00%        $  620,150      $1,696,439       1.040        $45,107
                             $   43,357                 $    4,337      $    4,512
  I-5             444        $38,700,000   8.30%        $3,210,170      $1,696,439       0.624        $54,392
                             $   87,162                 $    7,230      $    4,512

               PRICE PER UNIT                            VALUE ANALYSIS BASED ON COMPARABLE NOI PER UNIT
Low           High          Average      Median       Estimated Price Per Unit                 $    48,000
                                                                                               -----------
$45,107       $57,959       $51,349      $53,700      Number of Units                                  376

                                                      Value                                    $18,048,000
                                                        Less: Lease-Up Cost                   -$   305,000
                                                        PV of Concessions                     -$   246,000
                                                                                               -----------
                                                      Value Based on NOI Analysis              $17,497,000
                                                                                    Rounded    $17,500,000

The adjusted sales indicate a range of value between $45,107 and $57,959 per unit, with an average of $51,349 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $17,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE LODGE, DENVER, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE       NO. OF     ----------      EFFECTIVE     OPERATING                SUBJECT
    NO.          UNITS      PRICE/UNIT    GROSS INCOME     EXPENSE       OER    PROJECTED OER     EGIM
-------------------------------------------------------------------------------------------------------
   I-1            138      $ 9,000,000     $1,182,076    $  481,471     40.73%                     7.61
                           $    65,217
   I-2            209      $ 9,400,000     $1,654,573    $  724,283     43.77%                     5.68
                           $    44,976
   I-3            110      $ 6,350,000     $  889,200    $  355,680     40.00%                     7.14
                                                                                   33.65%
                           $    57,727
   I-4            143      $ 6,200,000     $1,145,604    $  525,454     45.87%                     5.41
                           $    43,357
   I-5            444      $38,700,000    $4,408,970    $1,198,800     27.19%                     8.78
                           $    87,162

                       EGIM                          VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
             ---------------------------------------------------------------------------------------------
Low          High             Average   Median       Estimate EGIM                                    6.75
-----------------------------------------------                                                 ----------
5.41         8.78             6.93      7.14         Subject EGI                                $2,670,315

                                                     Value                                      $18,024,628
                                                       Less: Lease-Up Cost                     -$   305,000
                                                       PV of Concessions                       -$   246,000
                                                                                               -----------
                                                     Value Based on EGIM Analysis               $17,473,628
                                                                                     Rounded    $17,500,000

                                                                 Value Per Unit                 $    46,543

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 33.65% before reserves. The comparable sales indicate a range of expense ratios from 27.19% to 45.87%, while their EGIMs range from 5.41 to 8.78. Overall, we conclude to an EGIM of 6.75, which results in an "as is" value estimate in the EGIM Analysis of $17,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $17,300,000.

Price Per Unit                                        $17,100,000
NOI Per Unit                                          $17,500,000
EGIM Analysis                                         $17,500,000

Sales Comparison Conclusion                           $17,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE LODGE, DENVER, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE LODGE, DENVER, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                   Unit Area            Average
Unit Type          (Sq. Ft.)      Per Unit    Per SF     %Occupied
------------------------------------------------------------------
Studio                425           $516       $1.21        66.3%
1Bd/1Ba               625           $595       $0.95        72.8%
2Bd/2Ba               825           $765       $0.93        64.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE LODGE, DENVER, COLORADO

                                  RENT ANALYSIS

                                                                                      COMPARABLE RENTS
                                                              -------------------------------------------------------------------
                                                                     R-1            R-2        R-3         R-4          R-5
                                                              -------------------------------------------------------------------
                                                                     The
                                                                 Willows at                  Tamarac
                                                                   Tamarac       The Glen    Village   Stone Creek   The Prescott
                                                              -------------------------------------------------------------------
                                                                                     COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT    -------------------------------------------------------------------
                           SUBJECT UNIT   ACTUAL   ASKING                                   Slightly
       DESCRIPTION             TYPE        RENT     RENT      Slightly Inferior   Similar   Superior    Similar       Similar
Monthly Rent               STUDIO           $ 516   $ 499           $ 500          $ 535      $530                    $   508
Unit Area (SF)                                425     425             545            440       450                        533
Monthly Rent Per Sq. Ft.                    $1.21   $1.17           $0.92          $1.22     $1.18                    $  0.95

Monthly Rent               1BD/1BA          $ 595   $ 579           $ 550          $ 615      $695       $ 680        $   658
Unit Area (SF)                                625     625             633            660       638         735            778
Monthly Rent Per Sq. Ft.                    $0.95   $0.93           $0.87          $0.93     $1.09       $0.93        $  0.85

Monthly Rent               2BD/2BA          $ 765   $ 769           $ 738          $ 725      $843       $ 808        $   794
Unit Area (SF)                                825     825             934            873       925         940          1,057
Monthly Rent Per Sq. Ft.                    $0.93   $0.93           $0.79          $0.83     $0.91       $0.86        $  0.75

       DESCRIPTION         MIN      MAX     MEDIAN    AVERAGE
Monthly Rent              $  500   $  535   $  519     $  518
Unit Area (SF)               440      545      492        492
Monthly Rent Per Sq. Ft.  $ 0.92   $ 1.22   $ 1.06     $ 1.07

Monthly Rent              $  550   $  695   $  658     $  640
Unit Area (SF)               633      778      660        689
Monthly Rent Per Sq. Ft.  $ 0.85   $ 1.09   $ 0.93     $ 0.93

Monthly Rent              $  725   $  843   $  794     $  781
Unit Area (SF)               873    1,057      934        946
Monthly Rent Per Sq. Ft.  $ 0.75   $ 0.91   $ 0.83     $ 0.83

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                                  Unit Area   ----------------      Monthly       Annual
Unit Type      Number of Units    (Sq. Ft.)   Per Unit  Per SF      Income        Income
------------------------------------------------------------------------------------------
Studio               80              425        $499      $1.17    $ 39,920     $  479,040
1Bd/1Ba             224              625        $580      $0.93    $129,920     $1,559,040
2Bd/2Ba              72              825        $765      $0.93    $ 55,080     $  660,960
                                                          Total    $224,920     $2,699,040

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE LODGE, DENVER, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            Fiscal Year        2000        Fiscal Year        2001        Fiscal Year       2002
                            -----------------------------------------------------------------------------------------
                                      ACTUAL                          ACTUAL                        ACTUAL
                            -----------------------------------------------------------------------------------------
      DESCRIPTION              TOTAL         PER UNIT         TOTAL         PER UNIT         TOTAL        PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues

  Rental Income             $ 2,715,939     $     7,223    $ 2,906,961     $     7,731    $ 2,821,229    $     7,503
  Vacancy                   $    62,684     $       167    $   146,564     $       390    $   311,916    $       830
  Credit Loss/Concessions   $        23     $         0    $    10,948     $        29    $    86,128    $       229
    Subtotal                $    62,707     $       167    $   157,512     $       419    $   398,044    $     1,059
  Laundry Income            $    45,496     $       121    $    69,709     $       185    $    49,076    $       131
  Garage Revenue            $         0     $         0    $         0     $         0    $       606    $         2
  Other Misc. Revenue       $   192,728     $       513    $   244,278     $       650    $   226,559    $       603
    Subtotal Other Income   $   238,224     $       634    $   313,987     $       835    $   276,241    $       735

Effective Gross Income      $ 2,891,456     $     7,690    $ 3,063,436     $     8,147    $ 2,699,426    $     7,179

Operating Expenses

  Taxes                     $    89,312     $       238    $   108,081     $       287    $    85,680    $       228
  Insurance                 $    26,734     $        71    $    40,711     $       108    $    55,128    $       147
  Utilities                 $   181,794     $       483    $   248,243     $       660    $   195,839    $       521
  Repair & Maintenance      $   137,064     $       365    $   125,800     $       335    $   119,999    $       319
  Cleaning                  $         0     $         0    $         0     $         0    $         0    $         0
  Landscaping               $         0     $         0    $         0     $         0    $         0    $         0
  Security                  $         0     $         0    $         0     $         0    $         0    $         0
  Marketing & Leasing       $    35,776     $        95    $    26,128     $        69    $    48,607    $       129
  General Administrative    $   279,044     $       742    $   237,805     $       632    $   261,524    $       696
  Management                $   143,956     $       383    $   162,262     $       432    $   137,290    $       365
  Miscellaneous             ($   11,559)           -$31    ($   22,116)           -$59    $    15,810    $        42

Total Operating Expenses    $   882,121     $     2,346    $   926,914     $     2,465    $   919,877    $     2,446

  Reserves                  $         0     $         0    $         0     $         0    $         0    $         0

Net Income                  $ 2,009,335     $     5,344    $ 2,136,522     $     5,682    $ 1,779,549    $     4,733

                            Fiscal Year       2003        Annualized        2003
                            -------------------------------------------------------
                                MANAGEMENT BUDGET                 PROJECTION                       AAA PROJECTION
                            -------------------------------------------------------                --------------
      DESCRIPTION              TOTAL        PER UNIT         TOTAL         PER UNIT        TOTAL        PER UNIT          %
------------------------------------------------------------------------------------------------------------------------------
Revenues

  Rental Income             $ 2,785,311    $     7,408    $ 2,758,964    $     7,338    $ 2,699,040    $     7,178      100.0%
  Vacancy                   $   361,004    $       960    $   726,164    $     1,931    $   269,904    $       718       10.0%
  Credit Loss/Concessions   $    20,300    $        54    $    86,600    $       230    $    53,981    $       144        2.0%
    Subtotal                $   381,304    $     1,014    $   812,764    $     2,162    $   323,885    $       861       12.0%
  Laundry Income            $    75,400    $       201    $    24,732    $        66    $    50,760    $       135        1.9%
  Garage Revenue            $         0    $         0    $     3,388    $         9    $         0    $         0        0.0%
  Other Misc. Revenue       $   259,808    $       691    $    78,324    $       208    $   244,400    $       650        9.1%
    Subtotal Other Income   $   335,208    $       892    $   106,444    $       283    $   295,160    $       785       10.9%

Effective Gross Income      $ 2,739,215    $     7,285    $ 2,052,644    $     5,459    $ 2,670,315    $     7,102      100.0%

Operating Expenses

  Taxes                     $    95,765    $       255    $    98,088    $       261    $    94,000    $       250        3.5%
  Insurance                 $    52,446    $       139    $    51,324    $       137    $    54,520    $       145        2.0%
  Utilities                 $   203,412    $       541    $   123,660    $       329    $   203,040    $       540        7.6%
  Repair & Maintenance      $   114,361    $       304    $   145,820    $       388    $   114,680    $       305        4.3%
  Cleaning                  $         0    $         0    $         0    $         0    $         0    $         0        0.0%
  Landscaping               $         0    $         0    $         0    $         0    $         0    $         0        0.0%
  Security                  $         0    $         0    $         0    $         0    $         0    $         0        0.0%
  Marketing & Leasing       $    47,278    $       126    $    56,344    $       150    $    47,000    $       125        1.8%
  General Administrative    $   235,630    $       627    $   255,040    $       678    $   251,920    $       670        9.4%
  Management                $   146,811    $       390    $   112,016    $       298    $   133,516    $       355        5.0%
  Miscellaneous             $         0    $         0    $    22,272    $        59    $         0    $         0        0.0%

Total Operating Expenses    $   895,703    $     2,382    $   864,564    $     2,299    $   898,676    $     2,390       33.7%

  Reserves                  $         0    $         0    $         0    $         0    $    75,200    $       200        8.4%

Net Income                  $ 1,843,512    $     4,903    $ 1,188,080    $     3,160    $ 1,696,439    $     4,512       63.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE LODGE, DENVER, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
             --------------------------------------------------
                   GOING-IN                       TERMINAL
             --------------------------------------------------
              LOW            HIGH             LOW         HIGH
---------------------------------------------------------------
RANGE        6.00%          10.00%           7.00%       10.00%
AVERAGE              8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE LODGE, DENVER, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.  PRICE/UNIT    OAR
---------------------------------------------------
I-1         Aug-02       94%     $65,217      7.78%
I-2         Mar-03       95%     $44,976      9.90%
I-3         May-02       95%     $57,727      8.40%
I-4         Jan-03       95%     $43,357     10.00%
I-5         Dec-02       90%     $87,162      8.30%
                                    High     10.00%
                                     Low      7.78%
                                 Average      8.88%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $16,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE LODGE, DENVER, COLORADO

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
THE LODGE, DENVER, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

               YEAR                    APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
            FISCAL YEAR                   1              2              3              4              5              6
----------------------------------------------------------------------------------------------------------------------------
Revenue
  Base Rent                           $2,699,040     $2,699,040     $2,726,030     $2,807,811     $2,892,046     $2,978,807

  Vacancy                             $  613,746     $  288,001     $  272,603     $  280,781     $  289,205     $  297,881
  Credit Loss                         $   53,981     $   53,981     $   54,521     $   56,156     $   57,841     $   59,576
  Concessions                         $  225,600     $   56,400     $        0     $        0     $        0     $        0
    Subtotal                          $  893,327     $  398,382     $  327,124     $  336,937     $  347,045     $  357,457

  Laundry Income                      $   50,760     $   50,760     $   51,268     $   52,806     $   54,390     $   56,021
  Garage Revenue                      $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                 $  244,400     $  244,400     $  246,844     $  254,249     $  261,877     $  269,733
    Subtotal Other Income             $  295,160     $  295,160     $  298,112     $  307,055     $  316,267     $  325,755

Effective Gross Income                $2,100,873     $2,595,818     $2,697,018     $2,777,929     $2,861,267     $2,947,105

Operating Expenses:
  Taxes                               $   94,000     $   96,820     $   99,725     $  102,716     $  105,798     $  108,972
  Insurance                           $   54,520     $   56,156     $   57,840     $   59,575     $   61,363     $   63,204
  Utilities                           $  203,040     $  209,131     $  215,405     $  221,867     $  228,523     $  235,379
  Repair & Maintenance                $  114,680     $  118,120     $  121,664     $  125,314     $  129,073     $  132,946
  Cleaning                            $        0     $        0     $        0     $        0     $        0     $        0
  Landscaping                         $        0     $        0     $        0     $        0     $        0     $        0
  Security                            $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                 $   47,000     $   48,410     $   49,862     $   51,358     $   52,899     $   54,486
  General Administrative              $  251,920     $  259,478     $  267,262     $  275,280     $  283,538     $  292,044
  Management                          $  105,044     $  129,791     $  134,851     $  138,896     $  143,063     $  147,355
  Miscellaneous                       $        0     $        0     $        0     $        0     $        0     $        0

Total Operating Expenses              $  870,204     $  917,906     $  946,609     $  975,007     $1,004,258     $1,034,385

  Reserves                            $   75,200     $   77,456     $   79,780     $   82,173     $   84,638     $   87,177

Net Operating Income                  $1,155,469     $1,600,457     $1,670,630     $1,720,748     $1,772,371     $1,825,542

  Operating Expense Ratio (% of EGI)        41.4%          35.4%          35.1%          35.1%          35.1%          35.1%
  Operating Expense Per Unit          $    2,314     $    2,441     $    2,518     $    2,593     $    2,671     $    2,751

               YEAR                    APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                   7              8              9              10             11
-----------------------------------------------------------------------------------------------------------
Revenue
  Base Rent                           $3,068,171     $3,160,216     $3,255,023     $3,352,674     $3,453,254

  Vacancy                             $  306,817     $  316,022     $  325,502     $  335,267     $  345,325
  Credit Loss                         $   61,363     $   63,204     $   65,100     $   67,053     $   69,065
  Concessions                         $        0     $        0     $        0     $        0     $        0
    Subtotal                          $  368,181     $  379,226     $  390,603     $  402,321     $  414,390

  Laundry Income                      $   57,702     $   59,433     $   61,216     $   63,053     $   64,944
  Garage Revenue                      $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                 $  277,825     $  286,160     $  294,745     $  303,587     $  312,695
    Subtotal Other Income             $  335,527     $  345,593     $  355,961     $  366,640     $  377,639

Effective Gross Income                $3,035,518     $3,126,583     $3,220,381     $3,316,992     $3,416,502

Operating Expenses:
  Taxes                               $  112,241     $  115,608     $  119,076     $  122,649     $  126,328
  Insurance                           $   65,100     $   67,053     $   69,064     $   71,136     $   73,270
  Utilities                           $  242,440     $  249,714     $  257,205     $  264,921     $  272,869
  Repair & Maintenance                $  136,934     $  141,042     $  145,273     $  149,631     $  154,120
  Cleaning                            $        0     $        0     $        0     $        0     $        0
  Landscaping                         $        0     $        0     $        0     $        0     $        0
  Security                            $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                 $   56,120     $   57,804     $   59,538     $   61,324     $   63,164
  General Administrative              $  300,806     $  309,830     $  319,125     $  328,698     $  338,559
  Management                          $  151,776     $  156,329     $  161,019     $  165,850     $  170,825
  Miscellaneous                       $        0     $        0     $        0     $        0     $        0

Total Operating Expenses              $1,065,417     $1,097,379     $1,130,301     $1,164,210     $1,199,136

  Reserves                            $   89,793     $   92,487     $   95,261     $   98,119     $  101,063

Net Operating Income                  $1,880,308     $1,936,717     $1,994,819     $2,054,664     $2,116,303

  Operating Expense Ratio (% of EGI)        35.1%          35.1%          35.1%          35.1%          35.1%
  Operating Expense Per Unit          $    2,834     $    2,919     $    3,006     $    3,096     $    3,189

Estimated Stabilized NOI               $1,696,439         Sales Expense Rate         2.00%
Months to Stabilized                           15         Discount Rate             12.00%
Stabilized Occupancy                         90.0%        Terminal Cap Rate         10.00%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price                $21,163,035              Deferred Maintenance                  $         0
  Less: Sales Expense                    $   423,261
                                         -----------              Add: Excess Land                      $         0
Net Residual Sale Price                  $ 20,739,774             Other Adjustments                     $         0
                                                                                                        -----------
PV of Reversion                          $  6,677,652             Value Indicated By "DCF"              $16,820,499
Add: NPV of NOI                          $ 10,142,847                                 Rounded           $16,800,000
PV Total                                 $ 16,820,499


                                              "DCF" VALUE SENSITIVITY TABLE
================================================================================================================================
                                                                      DISCOUNT RATE
                                   ---------------------------------------------------------------------------------------------
          TOTAL VALUE                11.50%               11.75%              12.00%              12.25%              12.50%
             9.50%                 $17,739,516         $17,452,644         $17,171,954         $16,897,293         $16,628,510
------------------------------------------------------------------------------------------------------------------------------
TERMINAL     9.75%                 $17,551,035         $17,268,338         $16,991,721         $16,721,034         $16,456,129
CAP RATE    ------------------------------------------------------------------------------------------------------------------
            10.00%                 $17,371,979         $17,093,246         $16,820,499         $16,553,587         $16,292,366
            ------------------------------------------------------------------------------------------------------------------
            10.25%                 $17,201,656         $16,926,696         $16,657,629         $16,394,309         $16,136,592
            ------------------------------------------------------------------------------------------------------------------
            10.50%                 $17,039,445         $16,768,077         $16,502,516         $16,242,615         $15,988,236


AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
THE LODGE, DENVER, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 70% occupied, below our stabilized occupancy projection. We have estimated a 15-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $305,000 as shown in the following table.

          DESCRIPTION                       YEAR 1        YEAR 2
------------------------------------------------------------------
"As Is" Net Operating Income              $1,155,469    $1,600,457
Stabilized Net Operating Income           $1,482,119    $1,617,649
                                          ----------    ----------
Difference                                $  326,650    $   17,192

PV of Income Loss During Lease-Up         $  305,357
                                          ----------
                          Rounded         $  305,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $246,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
THE LODGE, DENVER, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
THE LODGE, DENVER, COLORADO

                                    THE LODGE

                                                        TOTAL       PER SQ. FT.   PER UNIT      %OF EGI
-------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                           $ 2,699,040     $11.56      $ 7,178

  Less: Vacancy & Collection Loss            12.00%   $   323,885     $ 1.39      $   861
  Plus: Other Income
    Laundry Income                                    $    50,760     $ 0.22      $   135        1.90%
    Garage Revenue                                    $         0     $ 0.00      $     0        0.00%
    Other Misc. Revenue                               $   244,400     $ 1.05      $   650        9.15%
                                                      -----------     ------      -------      -------
      Subtotal Other Income                           $   295,160     $1.26       $   785       11.05%

EFFECTIVE GROSS INCOME                                $ 2,670,315     $11.44      $ 7,102

OPERATING EXPENSES:
  Taxes                                               $    94,000     $ 0.40      $   250        3.52%
  Insurance                                           $    54,520     $ 0.23      $   145        2.04%
  Utilities                                           $   203,040     $ 0.87      $   540        7.60%
  Repair & Maintenance                                $   114,680     $ 0.49      $   305        4.29%
  Cleaning                                            $         0     $ 0.00      $     0        0.00%
  Landscaping                                         $         0     $ 0.00      $     0        0.00%
  Security                                            $         0     $ 0.00      $     0        0.00%
  Marketing & Leasing                                 $    47,000     $ 0.20      $   125        1.76%
  General Administrative                              $   251,920     $ 1.08      $   670        9.43%
  Management                                  5.00%   $   133,516     $ 0.57      $   355        5.00%
  Miscellaneous                                       $         0     $ 0.00      $     0        0.00%

TOTAL OPERATING EXPENSES                              $   898,676     $ 3.85      $ 2,390      33.65%

  Reserves                                            $    75,200     $ 0.32      $   200        2.82%
                                                      -----------     ------      -------      -------
NET OPERATING INCOME                                  $ 1,696,439     $ 7.27      $ 4,512      63.53%
                                                      ===========     ======      =======      =======
  "GOING IN" CAPITALIZATION RATE                             9.50%

  VALUE INDICATION                                    $17,857,257     $76.51      $47,493

  LESS: LEASE-UP COST                                ($   305,000)
  PV OF CONCESSIONS                                  ($   246,000)

  "AS IS" VALUE INDICATION

  (DIRECT CAPITALIZATION APPROACH)                    $17,306,257

                           ROUNDED                    $17,300,000     $74.12      $46,011
                                                      ===========     ======      =======

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
THE LODGE, DENVER, COLORADO

DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
 8.75%            $18,836,879      $18,800,000       $50,000        $80.55
 9.00%            $18,298,327      $18,300,000       $48,670        $78.41
 9.25%            $17,788,886      $17,800,000       $47,340        $76.26
 9.50%            $17,306,257      $17,300,000       $46,011        $74.12
 9.75%            $16,848,379      $16,800,000       $44,681        $71.98
10.00%            $16,413,394      $16,400,000       $43,617        $70.27
10.25%            $15,999,629      $16,000,000       $42,553        $68.55

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $17,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $16,800,000
Direct Capitalization Method                           $17,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $17,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
THE LODGE, DENVER, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $ 17,300,000
Income Approach                                      $ 17,200,000
Reconciled Value                                     $ 17,200,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $17,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE LODGE, DENVER, COLORADO

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LODGE, DENVER, COLORADO

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LODGE, DENVER, COLORADO

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                                    [PICTURE]

EXTERIOR - APARTMENT BUILDING          EXTERIOR - LANDSCAPE & APARTMENT BUILDING

        [PICTURE]                                    [PICTURE]

EXTERIOR - APARTMENT BUILDING               INTERIOR - APARTMENT UNIT

        [PICTURE]                                    [PICTURE]

INTERIOR - APARTMENT UNIT                   INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LODGE, DENVER, COLORADO

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                                    [PICTURE]

INTERIOR - APARTMENT UNIT                      EXTERIOR - PARKING

        [PICTURE]                                    [PICTURE]

INTERIOR - CLUBHOUSE GYM                       EXTERIOR - POOL AREA

        [PICTURE]                                    [PICTURE]

EXTERIOR - APARTMENT BUILDING                  EXTERIOR - TENNIS COURT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LODGE, DENVER, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LODGE, DENVER, COLORADO

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1              COMPARABLE I-2                COMPARABLE I-3
   THE COLONNADE                SIERRA VISTA                   KNOLLWOOD
15301 E Ford Circle        8851 E Florida Avenue         15196 E Louisiana Drive
  Aurora, Colorado            Aurora, Colorado              Aurora, Colorado

    [PICTURE]                    [PICTURE]                    [PICTURE]

 COMPARABLE I-4                 COMPARABLE I-5
 WINDSOR COURT                 CASCADE VILLAGE
  1570 Joliet                 6880 W 91st Street
Aurora, Colorado             Westminster, Colorado

  [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LODGE, DENVER, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                     COMPARABLE
  DESCRIPTION                                         SUBJECT                                           R - 1
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Lodge                                         The Willows at Tamarac
  Management Company              AIMCO                                             Terry Johnson & Associates
LOCATION:
  Address                         8405 E Hampden Avenue                             8525 E Hampden Avenue
  City, State                     Denver, Colorado                                  Denver, Colorado
  County                          Denver County                                     Denver County
  Proximity to Subject                                                              1/2 mile east of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          233,400
  Year Built                      1974                                              1972
  Effective Age                   18                                                25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open Covered, open                                open
  Number of Units                 376                                               214
  Unit Mix:                          Type          Unit         Qty.        Mo.          Type          Unit    Qty.     Mo.
                                  1 Studio          425          80        $516     1 1Bd/1Ba Jr        545           $500
                                  2 1Bd/1Ba         625         224        $595     2 1Bd/1Ba           572           $500
                                  3 2Bd/2Ba         825          72        $765     2 1Bd/1Ba           621           $525
                                                                                    2 1Bd/1Ba           705           $625
                                                                                    3 2Bd/1Ba           890           $725
                                                                                    3 2Bd/2Ba           977           $750
                                                                                    1Bd/1.5Ba TH        832           $650
                                                                                    3Bd/2.5Ba TH      1,432           $900

  Average Unit Size (SF)          621
  Unit Breakdown:                 Efficiency          2-Bedroom                     Efficiency               2-Bedroom
                                  1-Bedroom           3-Bedroom                     1-Bedroom                3-Bedroom
CONDITION:                        Good                                              Good
APPEAL:                           Good                                              Good
AMENITIES:
  Unit Amenities                      Attach.                    Vaulted Ceiling       Attach. Garage        Vaulted Ceiling
                                      Garage
                                  X   Balcony                                       X  Balcony
                                  X   Fireplace                                     X  Fireplace
                                  X   Cable TV Ready                                X  Cable TV Ready
  Project Amenities               X   Swimming Pool                                 X  Swimming Pool
                                  X   Spa/Jacuzzi                Car Wash           X  Spa/Jacuzzi           Car Wash
                                      Basketball Court           BBQ Equipment         Basketball Court      BBQ Equipment
                                      Volleyball Court           Theater Room          Volleyball Court      Theater Room
                                      Sand Volley Ball           Meeting Hall          Sand Volley Ball      Meeting Hall
                                  X   Tennis Court               Secured Parking       Tennis Court          Secured Parking
                                      Racquet Ball          X    Laundry Room          Racquet Ball      X   Laundry Room
                                      Jogging Track              Business Office       Jogging Track         Business Office
                                  X   Gym Room                                      X  Gym Room

OCCUPANCY:                        70%                                               86%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                                 6-12 Month leases
  Concessions                     $99 move-in and 1 month free, no net rent         1 month free w/ 12 month lease
  Pet Deposit                     $250                                              none allowed
  Utilities Paid by Tenant:       X    Electric   X    Natural Gas                  X    Electric          X   Natural Gas
                                  X    Water      X    Trash                             Water                 Trash
  Confirmation                    Solena Hernandez (property manager)               Leasing Agent
  Telephone Number                                                                  303-750-0124
NOTES:

  COMPARISON TO SUBJECT:                                                            Slightly Inferior

                                                  COMPARABLE                                      COMPARABLE
  DESCRIPTION                                        R - 2                                           R - 3
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Glen                                        Tamarac Village
  Management Company              Asher                                           AIMCO
LOCATION:
  Address                         9600 E Girard                                   3300 S Tamarac Drive
  City, State                     Denver, Colorado                                Denver, Colorado
  County                          Denver County                                   Denver County
  Proximity to Subject            3/4 mile east of subject                        1/4 mile west of subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                                                          411,529
  Year Built                      1975                                            1977
  Effective Age                   25                                              25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open                                            Open covered, open
  Number of Units                 300                                             564
  Unit Mix:                          Type       Unit    Qty.    Mo.                Type             Unit   Qty.    Mo.
                                  1 Studio       440           $535               1 Studio           450          $530
                                  2 1Bd/1Ba      660           $615               2 1Bd/1Ba          530          $635
                                  3 2Bd/2Ba      873           $725               2 1Bd/1Ba          560          $705
                                                                                  2 1Bd/1Ba          660          $685
                                                                                  2 1Bd/1Ba          700          $715
                                                                                  2 1Bd/1Ba          740          $735
                                                                                  3 2Bd/1Ba          900          $835
                                                                                  3 2Bd/2Ba          950          $850
                                                                                    2Bd/2Ba        1,016          $860
                                                                                    2Bd/2Ba        1,020          $880
                                                                                    2Bd/2Ba        1,035          $900

  Average Unit Size (SF)
  Unit Breakdown:                 Efficiency               2-Bedroom              Efficiency              2-Bedroom
                                  1-Bedroom                3-Bedroom              1-Bedroom               3-Bedroom
CONDITION:                        Good                                            Good
APPEAL:                           Good                                            Good
AMENITIES:
  Unit Amenities                         Attach. Garage        Vaulted Ceiling       Attach. Garage   Vaulted Ceiling
                                  X      Balcony                                  X   Balcony
                                  X      Fireplace                                X   Fireplace
                                  X      Cable TV Ready                           X   Cable TV Ready
  Project Amenities               X      Swimming Pool                            X   Swimming Pool
                                         Spa/Jacuzzi           Car Wash           X   Spa/Jacuzzi          Car Wash
                                         Basketball Court      BBQ Equipment          Basketball Court     BBQ Equipment
                                         Volleyball Court      Theater Room           Volleyball Court     Theater Room
                                         Sand Volley Ball      Meeting Hall       X   Sand Volley Ball  X  Meeting Hall
                                         Tennis Court          Secured Parking    X   Tennis Court         Secured Parking
                                         Racquet Ball      X   Laundry Room       X   Racquet Ball      X  Laundry Room
                                         Jogging Track         Business Office        Jogging Track     X  Business Office
                                  X      Gym Room                                 X   Gym Room

OCCUPANCY:                        90%                                             81%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                               6-12 month leases
  Concessions                     none                                            $199 move-in
  Pet Deposit                     none allowed                                    $250
  Utilities Paid by Tenant:       X      Electric          X    Natural Gas       X      Electric         X   Natural Gas
                                         Water             X    Trash             X      Water            X   Trash
  Confirmation                    Leasing agent                                   Leasing agent
  Telephone Number                303-755-5117                                    303-750-1606
NOTES:

  COMPARISON TO SUBJECT:          Similar                                         Slightly Superior

                                                   COMPARABLE                                      COMPARABLE
  DESCRIPTION                                         R - 4                                           R - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Stone Creek                                     The Prescott
  Management Company              OMNI
LOCATION:
  Address                         9825 E Girard Avenue                            3150 South Tamarac Drive
  City, State                     Denver, Colorado                                Denver, Colorado
  County                          Denver County                                   Denver County
  Proximity to Subject            3/4 mile east of subject                        Across the street from subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                      1974                                            1974
  Effective Age                   25                                              25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open covered, open                              Open
  Number of Units                 450                                             125
  Unit Mix:                         Type             Unit   Qty.     Mo.             Type         Unit    Qty.     Mo.
                                  2 1Bd/1Ba          735            $  680        2 1Bd/1Ba          660         $615
                                    1Bd/1Ba loft     713            $  720        2 1Bd/1Ba          742         $635
                                    1Bd/1Ba TH       910            $  780        2 1Bd/1Ba          932         $725
                                  3 2Bd/2Ba          940            $  785        3 2Bd/2Ba        1,000         $750
                                  3 2Bd/2.5Ba        940            $  830        3 2Bd/2Ba        1,040         $770
                                    3Bd/2Ba         1,085           $  980        3 2Bd/2Ba        1,060         $800
                                    3Bd/1.5Ba TH    1,072           $1,050        3 2Bd/2Ba        1,085         $820
                                                                                  3 2Bd/2Ba        1,100         $830
                                                                                  1 Studio           460         $500
                                                                                  1 Studio           606         $515

  Average Unit Size (SF)
  Unit Breakdown:                 Efficiency               2-Bedroom              Efficiency           2-Bedroom
                                  1-Bedroom                3-Bedroom              1-Bedroom            3-Bedroom
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                     Attach. Garage   X      Vaulted Ceiling          Attach.                Vaulted Ceiling
                                                                                      Garage
                                  X  Balcony                                      X   Balcony
                                  X  Fireplace                                        Fireplace
                                  X  Cable TV Ready                               X   Cable TV Ready
  Project Amenities               X  Swimming Pool                                X   Swimming Pool
                                  X  Spa/Jacuzzi             Car Wash             X   Spa/Jacuzzi            Car Wash
                                     Basketball Court        BBQ Equipment            Basketball Court       BBQ Equipment
                                     Volleyball Court        Theater Room             Volleyball Court       Theater Room
                                     Sand Volley Ball        Meeting Hall             Sand Volley Ball       Meeting Hall
                                     Tennis Court            Secured Parking          Tennis Court           Secured Parking
                                     Racquet Ball     X      Laundry Room             Racquet Ball      X    Laundry Room
                                     Jogging Track    X      Business Office          Jogging Track     X    Business Office
                                  X  Gym Room                                     X   Gym Room

OCCUPANCY:                        80%                                             89%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                               6-12 Month leases
  Concessions                     $100-200 off each month                         none
  Pet Deposit                     $300                                            $250
  Utilities Paid by Tenant:         X       Electric    X      Natural Gas        X       Electric      X     Natural Gas
                                    X       Water              Trash                      Water               Trash
  Confirmation                    Leasing agent                                   Leasing agent
  Telephone Number                303-755-2978                                    N/A
NOTES:

  COMPARISON TO SUBJECT:          Similar                                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LODGE, DENVER, COLORADO

PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1              COMPARABLE R-2                COMPARABLE R-3
THE WILLOWS AT TAMARAC            THE GLEN                    TAMARAC VILLAGE
8525 E Hampden Avenue           9600 E Girard              3300 S Tamarac Drive
   Denver, Colorado            Denver, Colorado              Denver, Colorado

     [PICTURE]                    [PICTURE]                     [PICTURE]

   COMPARABLE R-4               COMPARABLE R-5
    STONE CREEK                  THE PRESCOTT
9825 E Girard Avenue       3150 South Tamarac Drive
  Denver, Colorado             Denver, Colorado

     [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LODGE, DENVER, COLORADO

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LODGE, DENVER, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LODGE, DENVER, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LODGE, DENVER, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE LODGE, DENVER, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE LODGE, DENVER, COLORADO

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                - s - Douglas Needham
                                                ---------------------
                                                 Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                                Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LODGE, DENVER, COLORADO

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LODGE, DENVER, COLORADO

                             DOUGLAS A. NEEDHAM, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Needham has appraised all types of major
                           commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                  Texas A&M University
                            Bachelor of Business Administration - Finance

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                           #30943

                           State of California, Certified General Real Estate Appraiser,
                           #AG025443

                           State of Colorado, Certified General Appraiser, #CG40017035

                           State of Oregon, Certified General Appraiser,
                           #C000686

                           State of Washington, Certified General Real Estate Appraiser,
                           #1101111

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LODGE, DENVER, COLORADO

VALUATION AND              Appraisal Institute
SPECIAL COURSES             Advanced Income Capitalization
                            Appraisal Principles
                            Appraisal Procedures
                            Basic Income Capitalization
                            Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.